Exhibit 99.1

FOR IMMEDIATE RELEASE

November 7, 2012

GSI Group Announces Financial Results for the

Third Quarter 2012

•	Third Quarter Continuing Operations revenue of $70 million

•	Third Quarter Continuing Operations diluted earnings per share of $0.06, which includes $2.7 million of restructuring expenses

•	Third Quarter Adjusted EBITDA from Continuing Operations of $11 million

•	Completed divestiture of Laser Systems Business Line on October 29, 2012

Bedford, MA – GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of laser-based solutions, precision motion and optical technologies to global industrial, electronics, medical, and scientific markets, today reported financial results for the third quarter of 2012. Unless otherwise noted, all financial results in this press release are GAAP measures for continuing operations.

“During the third quarter of 2012, GSI delivered solid profitability in a weak market for capital equipment. We delivered approximately $70 million in revenue and approximately $11 million in Adjusted EBITDA, within our previously communicated guidance range despite the difficult economic environment,” said John Roush, Chief Executive Officer.

The Company reported diluted earnings per share from continuing operations of $0.06, as compared to $0.22 in the third quarter of 2011. Diluted earnings per share was adversely impacted by restructuring charges of $2.7 million, primarily related to the Company’s 2011 and 2012 restructuring programs. The reported results from continuing operations exclude the operating results of our Semiconductor Systems and Laser Systems business lines, which were classified as discontinued operations beginning in the second quarter of 2012.

During the third quarter of 2012, GSI generated revenue of $69.5 million, a decrease of 11.7% from $78.7 million in the third quarter of 2011. The impact of foreign exchange represented approximately 2 percentage points of the 11.7% decrease in revenue in the third quarter of 2012, compared to the third quarter of 2011. Included in revenue for the third quarter of 2011 was $1.3 million of net revenue that had been deferred under multiple-element arrangements, delivered over multiple periods, and entered into prior to the adoption of ASU 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” (ASU 2009-13) as of January 1, 2011.

In the third quarter of 2012, income from operations was $3.8 million, or 5.5% of revenue, compared to $10.8 million, or 13.8% of revenue, during the same period last year. Income from operations includes restructuring charges of $2.7 million, or 3.9% of revenue, related to the Company’s 2011 and 2012 restructuring programs. In the third quarter of 2011, income from operations included net profit of $0.6 million, or 0.8% of revenue, recognized on the $1.3 million of net revenue deferred under ASU 2009-13.

The Company’s reported effective tax rate on income from continuing operations was 21.5% for the third quarter of 2012 and 15.7% for the nine months ended September 28, 2012. This differs from the expected Canadian federal statutory rate of 25.0% primarily due to the release of a portion of the Company’s valuation allowance and income earned in jurisdictions with varying tax rates. The third quarter 2012 tax rate of 21.5% on income from continuing operations included adjustments that the Company made related to current discussions with the IRS.

The Company incurred restructuring charges of $2.7 million related to the 2011 and 2012 restructuring programs during the third quarter of 2012. The Company expects to incur cash charges of $5.5 million related to the 2011 restructuring program, of which $4.8 million had been recorded through September 28, 2012. Additionally, the Company expects to incur non-cash restructuring charges of up to $3.0 million related to the 2011 restructuring program, of which $2.8 million had been recorded through September 28, 2012. The 2012 restructuring program, initiated in the third quarter of 2012, resulted in cash charges of $1.7 million. The Company expects to incur a total of $2.0 million of cash charges related to this program.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $10.8 million in the third quarter of 2012, compared to $15.2 million in the third quarter of 2011. In addition, the Company experienced a negative impact on its Adjusted EBITDA from foreign exchange rate changes in the third quarter of 2012, as compared to the prior year quarter. Included in Adjusted EBITDA in the third quarter of 2011 was $0.6 million of net profit recognized on the $1.3 million of net revenue deferred under ASU 2009-13.

As of September 28, 2012, cash and cash equivalents was $52.9 million, while total debt was $47.5 million. Total debt as of September 30, 2011 was $73.1 million. Operating cash flow for the third quarter of 2012 was $2.6 million. Operating cash flows include the cash flows of both continuing and discontinued operations. Operating cash flows in the third quarter of 2012 were negatively impacted by a significant deterioration in the Company’s sales linearity, which resulted in higher recorded sales in the final month of the quarter versus the second quarter of 2012, cash restructuring payments made during the period as part of the Company’s restructuring programs, and $0.9 million of operating cash outflows related to losses from the discontinued operations.

“During the quarter, we continued to make strong progress on our strategic priorities, including the 12x12 Program, key additions to our leadership team and completing the divestiture of our Laser Systems business line,” said John Roush, Chief Executive Officer. “While we are disappointed at the continued slowdown in the market, and the current lack of visibility of the timing of a market recovery, we are confident we are on the right path to strategically positioning the Company for consistent, profitable growth.”

Strategic Update

Growth Platforms

The Company continued to realize significant progress with its growth platforms in the quarter, as demonstrated by the sales performance of certain product lines. The Company’s fiber laser product line more than quadrupled in sales since last year’s comparable period, following the launch of its kilowatt class product offerings earlier this year. The Company’s laser scanning solutions product line also saw significant growth, with sales increasing 23% versus last year’s comparable period. In addition, the Company made strong progress in cultivating potential acquisitions, following the completion of a comprehensive consulting study of the medical components market.

Restructuring Programs

On October 29, 2012, the Company completed the sale of the Laser Systems portion of its discontinued operations to Han’s Laser Technology for a cash consideration of $7.0 million, subject to working capital adjustments. The Laser Systems businesses are sold under the brand names Control Laser and Baublys. The Laser Systems facility in Orlando, Florida, which has an estimated market value of approximately $6.0 million, was retained by the Company. The Company is currently marketing this building for sale as a separate transaction.

“We are very pleased to announce the completion of our divestiture of the Laser Systems business line,” said John Roush, CEO of GSI Group. “This is another step in our ongoing transformation of GSI to focus on precision components in higher growth markets, with an emphasis on medical applications,” added Mr. Roush.

The Company continued to make progress in other areas of the 2011 restructuring program that began in the fourth quarter of 2011, with a goal of eliminating up to twelve (12) facilities. During the third quarter of 2012, the Company completed the closure of its optics production facility in California, substantially completed the consolidation of its German operations, and began executing on the consolidation of its laser scanners business into the Company’s corporate headquarters located in Bedford, Massachusetts. The largest remaining actions associated with this program are related to the move of the laser scanners business line into the Company’s Bedford, Massachusetts facility and the sale of the Company’s Semiconductor Systems business. Efforts to sell the Semiconductor Systems business are ongoing, and the Company expects to complete the process by the end of the second quarter of 2013.

During the third quarter of 2012, the Company initiated a program to identify additional cost savings due to the continued uncertainty and volatility of the macroeconomic environment. This program, which we refer to as the 2012 restructuring program, aims to identify an additional $1.0 million to $2.0 million of annualized cost savings beyond the savings expected from the 2011 restructuring program. The Company incurred $1.7 million of severance costs associated with the 2012 restructuring program during the three months ended September 28, 2012, and expects to incur a total of $2.0 million of cash charges related to the program. The severance costs incurred include $0.5 million of severance for David Clarke, a former corporate officer and Group President of Laser Products and President of Synrad.

Organization Update

The Company made several key leadership hires in the quarter that significantly improved capabilities in important areas. These hires included Matthijs Glastra, who is now Group President, Laser Products, and serves as a corporate officer. Matthijs joined GSI after a highly successful 18-year career with Philips, where he most recently served as CEO of Philips Entertainment Lighting. He previously served as Chief Operating Officer of Philips Lumileds, and general manager of various Philips businesses including LCD Backlighting and Semiconductors. He also served as Director of Corporate Strategy in the Philips corporate headquarters.

Financial Outlook

For the fourth quarter of 2012, the Company expects revenue from its continuing operations of $65 million to $67 million. In addition, for the fourth quarter of 2012, Adjusted EBITDA from continuing operations is expected to be in the range of $9 million to $10 million.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following the unaudited condensed consolidated financial statements.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Company’s expected future financial performance; the estimated market value of the Orlando facility; expected future product releases; expected consolidation of our Massachusetts operations; the expected impact of the Company’s restructuring programs and related charges; expected timing of the divestiture of our Semiconductor Systems business; management’s plans and objectives for future operations; anticipated sales performance; industry trends; market conditions; changes in actual or assumed tax liabilities; expectations regarding tax exposure; future acquisitions and dispositions; the Company’s optimism regarding its prospects for the future; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results and our failure to meet or exceed the expectations of securities analysts or investors; customer order timing and other similar factors beyond our control; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make acquisitions or divestitures that provide business benefits; our failure to successfully integrate future acquisitions into our business; our ability to retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; changes in governmental regulation of our business or products; disruption in our information technology systems or our failure to implement new systems and software successfully; our failure to realize the full value of our intangible assets; any requirement to make additional tax payments and/or recalculate certain of our tax attributes depending on the resolution of the complaint we filed against the U.S. government; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates and audit of our estimates of tax liabilities; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; being subject to the Alternative Minimum Tax for U.S. federal income tax purposes; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence over our business of several significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness and restrictions in our new senior secured credit agreement that may limit our ability to engage in certain activities; our intention not to pay dividends in the near future; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

Conference Call Information

The Company will host a conference call on Wednesday, November 7, 2012 at 11:00 a.m. EST to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time. The conference ID number is 94124578.

A playback of this conference call will be available beginning 4:00 p.m. EST, Wednesday, November 7, 2012. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 94124578. The playback will remain available until 8:00 p.m. EST, Wednesday, November 21, 2012.

A replay of the audio webcast will be available four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

About GSI

GSI Group Inc. designs, develops, manufactures and sells laser-based solutions, optical control devices and associated precision motion technologies to electronics, industrial, medical, and scientific markets. GSI Group Inc.’s common shares are quoted on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended
	September 28, 2012	September 30, 2011

Sales	$69,520	$78,704
Cost of goods sold	40,667	44,119

Gross profit	28,853	34,585

Operating expenses:
Research and development and engineering	5,545	6,183
Selling, general and administrative	16,125	16,627
Amortization of purchased intangible assets	663	874
Restructuring, restatement related costs and other	2,728	14
Post-emergence professional fees	—	63

Total operating expenses	25,061	23,761

Income from operations	3,792	10,824
Interest expense, net	(656)	(3,254)
Foreign exchange transaction gains (losses), net	(685)	731
Other income (expense), net	167	(123)

Income from continuing operations before income taxes	2,618	8,178
Income tax provision	563	851

Income from continuing operations	2,055	7,327
Income (loss) from discontinued operations, net of tax	(4,570)	1,489

Consolidated net income (loss)	(2,515)	8,816
Less: Net (income) loss attributable to noncontrolling interest	(19)	29

Net income (loss) attributable to GSI Group Inc.	$(2,534)	$8,845

Earnings per common share from continuing operations:
Basic and Diluted	$0.06	$0.22

Earnings (loss) per common share from discontinued operations:
Basic and Diluted	$(0.14)	$0.04

Earnings (loss) per common share attributable to GSI Group Inc.:
Basic and Diluted	$(0.07)	$0.26

Weighted average common shares outstanding – basic	33,803	33,489
Weighted average common shares outstanding – diluted	33,912	33,588

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	September 28, 2012	December 31, 2011

ASSETS
Current Assets
Cash and cash equivalents	$52,863	$54,835
Accounts receivable, net	48,421	38,847
Inventories	53,431	51,539
Other current assets	32,915	33,427
Assets of discontinued operations	27,396	35,663

Total current assets	215,026	214,311
Property, plant and equipment, net	32,630	35,955
Intangible assets, net	41,470	45,797
Goodwill	44,578	44,578
Other assets	8,123	7,862

Total assets	$341,827	$348,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$10,000	$10,000
Accounts payable	19,630	12,532
Accrued expenses and other current liabilities	22,529	21,723
Liabilities of discontinued operations	9,688	14,806

Total current liabilities	61,847	59,061

Long-term debt	37,500	58,000
Other long-term liabilities	23,389	22,082

Total liabilities	122,736	139,143

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	218,689	209,003
Noncontrolling interest	402	357

Total stockholders’ equity	219,091	209,360

Total liabilities and stockholders’ equity	$341,827	$348,503

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	September 28, 2012	September 30, 2011
Cash flows from operating activities:
Consolidated net income (loss)	$(2,515)	$8,816
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,203	3,764
Share-based compensation	1,156	758
Deferred income taxes	(639)	312
Non-cash restructuring charges	1,054	14
Earnings from equity investment	(144)	111
Other non-cash items	241	742
Changes in operating assets and liabilities:
Accounts receivable	(2,942)	1,167
Inventories	2,592	(825)
Deferred revenue	608	(3,202)
Other operating assets and liabilities	33	1,175

Cash provided by operating activities	2,647	12,832

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,109)	(909)
Proceeds from the sale of property, plant and equipment	78	—

Net cash used in investing activities	(1,031)	(909)

Cash flows from financing activities:
Repayments of debt	(5,500)	(35,000)
Capital lease payments	(184)	—
Other financing activities	(163)	—

Net cash used in financing activities	(5,847)	(35,000)

Effect of exchange rate on cash and cash equivalents	1,336	(267)

Decrease in cash and cash equivalents	(2,895)	(23,344)
Cash and cash equivalents, beginning of period	55,758	73,999

Cash and cash equivalents, end of period	$52,863	$50,655

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

	Three Months Ended
	September 28, 2012	September 30, 2011
	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Net income (loss) attributable to GSI Group Inc. (GAAP)	$(2,534)	$8,845
Interest expense, net	656	3,254
Income tax provision	563	851
Depreciation and amortization	3,101	3,560
Share-based compensation	1,156	758
Restructuring, restatement and other non-recurring costs	2,728	77
Loss (income) from discontinued operations, net of tax	4,570	(1,489)
Other income (expense), net	518	(608)

Adjusted EBITDA (Non-GAAP)	$10,758	$15,248

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income (loss) attributable to GSI Group Inc. before deducting interest, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring, restatement and other non-recurring costs, income (loss) from discontinued operations, net of tax, and other non-operating income/expense items, including foreign exchange gains/losses and earnings from equity investment. Restructuring, restatement and other non-recurring costs primarily relate to the Company’s 12x12 restructuring and 2012 restructuring programs.

Management believes Adjusted EBITDA provides meaningful supplementary information regarding the Company’s operating results because it excludes amounts that management does not consider as part of operating results when assessing and measuring the operational and financial performance of the Company. Management believes Adjusted EBITDA allows viewing of operating trends and performing analytical comparisons. Adjusted EBITDA is also used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees. Accordingly, the Company believes this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or non-recurring items.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

* * * *